Exhibit 5.1

September 13, 2006

15378 Avenue of Science, Suite 100

San Diego, California 92128

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Technology Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration for resale of 4,870,512 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and up to 2,069,480 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants, issued to the selling stockholders named in the Registration Statement as follows:

(1) 4,870,512 Shares and warrants exercisable for an aggregate of 1,948,204 Warrant Shares were issued and sold pursuant to that certain Securities Purchase Agreement, dated as of August 4, 2006, by and among the Company and the entities listed on Exhibit A thereto (the “August 2006 Purchase Agreement”), which was entered into in connection with the Company’s August 2006 equity financing (the “August 2006 Financing”); and

(2) 121,276 additional shares of Common Stock purchasable under the “A” warrants that were issued and sold pursuant to that certain Securities Purchase Agreement, dated as of July 14, 2005, by and among the Company and the entities listed on Exhibit A thereto (the “July 2005 Purchase Agreement”), which was entered into in connection with the Company’s July 2005 equity financing (the “July 2005 Financing”) as a result of its August 2006 Financing.

This opinion is being furnished in accordance with the requirements of Item 17 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, certain proceedings taken by the Company in respect of the August 2006 Financing and the July 2005 Financing (collectively, the “Transactions”), certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. We have also assumed that (i) the common stock certificates to be issued to represent the Warrant Shares (the “Share Certificates”) will conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates for the Warrant Shares will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law, (iii) shares of Common Stock currently reserved by the Company will remain available for the issuance of the Warrant Shares, and (iv) the Company’s charter documents and its resolutions pertaining to the Transactions will not be amended, superseded, rescinded, repealed or otherwise modified prior to the issuance of the Warrant Shares.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares are, and the Warrant Shares if, as and when issued in compliance with the provisions of the respective warrants, including without limitation delivery of a Share Certificate therefor against payment in full of the consideration therefor, such consideration not to be less than the par value of the Common Stock, will be, duly authorized, validly issued, fully paid and nonassessable.

September 13, 2006

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Transactions, the Shares, the Warrant Shares or the Registration Statement.

Respectfully submitted,

By:	/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP